Exhibit 2.4
AMENDMENT NO. 3
TO
ASSET PURCHASE AGREEMENT

This Amendment No. 3 to Asset Purchase Agreement (this “Amendment”), dated as of December 4, 2017, is entered into by and among the parties named on the signature pages hereto (the “Parties”).

RECITALS

WHEREAS, the Parties previously entered into that certain Asset Purchase Agreement dated as of February 27, 2017 (as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated as of May 11, 2017 and as further amended by that certain Amendment No. 2 to Asset Purchase Agreement dated as of August 1, 2017, the “Agreement”) providing for the transactions contemplated therein; and

WHEREAS, the Parties wish to further amend the Agreement in the manner hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.    Section 2.5 to the Agreement is hereby deleted in its entirety and replaced with the following:

2.5    Purchase Price. The aggregate purchase price for the Purchased Assets (as adjusted in accordance with the terms of this Agreement, the “Purchase Price”) shall consist exclusively of:

(a)
$298,417,125 in cash (as adjusted in accordance with the terms of this Agreement, the “Closing Cash Consideration”) to be paid by Buyer (or by Parent on behalf of Buyer) to Sellers at Closing in accordance with Section 2.6(a);

(b)	$1,500,000 in cash (the “Holdback Cash Consideration”) to be paid by Buyer (or by Parent on behalf of Buyer) to Sellers in accordance with Section 2.6(c);

(c)	$82,875 in cash (the “Insurance Holdback Amount”) to be paid by Buyer (or Parent on behalf of Buyer) to Sellers in accordance with Section 6.7; and

(d)	the assumption by Buyer of the Assumed Liabilities.
The Closing Cash Consideration and Holdback Cash Consideration may be increased or decreased (as provided below) for the cumulative net adjustments required as of or following the Closing.

Section 2.    Section 2.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)    Closing Cash Consideration. At the Closing, Buyer shall deliver to Sellers, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing and delivered to Parent no later than three Business Days prior to Closing, an amount

KH464606.DOC 9

in cash equal to the Closing Cash Consideration, minus (i) any Indebtedness of Sellers, (ii) any Seller Transaction Expenses or other amounts that Sellers request be funded out of the Closing Cash Consideration in accordance with Section 6.14, (iii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital (as set forth in the Estimated Working Capital Certificate), (iv) the amount of $197,969 (the “Employee Retention Bonus Amount – Seller Portion”), representing half of the retention bonus amounts (the “Employee Retention Bonuses”) payable to the employees of Sellers set forth on Section 4.22(k) of the Disclosure Schedule (the “Retention Bonus Employees”) pursuant to Retention Letters each dated June 7, 2017 (the “Retention Letters”), as adjusted to reflect employer-paid taxes thereon, and (v) an amount equal to (x) the amount (if any) by which the revenues of the Business reflected on the Unaudited Carve-Out Financial Statements of the Business exceed the revenues of the Business reflected on the Audited Carve-Out Financial Statements of the Business multiplied by (y) 8.43 (the “Carve-Out Adjustment Amount”), but only to the extent such Carve-Out Adjustment Amount is equal to or greater than $500,000.

Section 3.    The Agreement is hereby further amended by adding the following new clause (d) to the end of Section 2.6 of the Agreement:

(d)    Employee Retention Bonuses. For the avoidance of doubt, the obligation to pay the entire portion of the Employee Retention Bonuses in accordance with the Retention Letters shall be an Assumed Liability. Assuming each of the Employee Retention Bonuses are fully earned by the Retention Bonus Employees, the entire obligation is equal to $395,938, inclusive of employer-paid taxes thereon. If, for any reason, the total amount paid to the Retention Bonus Employees (plus applicable employer-paid taxes thereon) is less than $395,938, Buyer shall owe to Sellers an amount equal to (i) the Employee Retention Bonus Amount – Seller Portion minus (ii) fifty percent (50%) of the amount of the Employee Retention Bonuses (plus applicable employer-paid taxes thereon) actually paid by Buyer (such amount, the “Bonus Reimbursement Amount”). Buyer shall pay to Sellers the Bonus Reimbursement Amount at such time, after payment of the Employee Retention Bonuses has been made, as Buyer and Sellers are exchanging funds pursuant to another provision of this Agreement (e.g., in connection with a post-Closing Working Capital true-up or a release of Holdback Cash Consideration or the First Insurance Payment or the Second Insurance Payment, etc.); provided, that, in no instance shall the payment of the Bonus Reimbursement Amount be later than December 31, 2018. In furtherance of the foregoing, Sellers shall have the right, upon reasonable request, to verify and confirm the employment status of the Retention Bonus Employees (and request other reasonably necessary information) at any time prior to the payment of the Employee Retention Bonuses for the purposes of determining whether the conditions to the payment of each Employee Retention Bonus were satisfied. Buyer may not amend or terminate the Retention Letters or the terms and conditions of the Employee Retention Bonuses without the prior written consent of RGV, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.    The first sentence of Section 4.5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 4.5(a) of the Disclosure Schedule sets forth (i) the audited consolidated balance sheet of RGV as of December 31, 2013, December 31, 2014 and December 31, 2015, and the related statements of consolidated operations and comprehensive income (loss), changes in members’ equity and cash flows for the fiscal years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Financial Statements”), and (ii) the unaudited balance sheet of RGV as of September 30, 2017, and the related unaudited statements of consolidated operations and comprehensive income (loss), changes in members’ equity and cash flows for the nine (9) month period then ended

(collectively referred to herein as the “Unaudited Financial Statements”), (the Annual Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”).

Section 5.    Section 4.5(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

Sellers have no Liabilities except for (i) Liabilities reflected in the Financial Statements, the Audited Carve-Out Financial Statements and the footnotes thereto, (ii) obligations under Contracts that have been entered into in the ordinary course of the bona fide performance of the Business subsequent to the date of the Financial Statements, (iii) current Liabilities that have arisen after September 30, 2017 in the ordinary course of business and which do not involve violations of Law, torts or breaches of contract or warranty, and (iv) Liabilities that are disclosed on Section 4.5(d) of the Disclosure Schedule.

Section 6.     The first sentence of 4.11(a) is hereby deleted in its entirety and replaced with the following:

Section 4.11(a) of the Disclosure Schedule lists all written Contracts and a summary of all oral Contracts to which any Seller is party or by which any Seller or any of its assets is bound or affected, other than Lien Instruments, Real Property Leases or any such Contracts that do not involve expenditures or receipts by Seller in excess of $5,000 per annum (other than Contracts with Customers and Suppliers and Contracts that relate exclusively to the Retained Business).

Section 7.     The last sentence of 4.11(b) is hereby deleted in its entirety and replaced with the following:

Except as set forth in Section 4.11(b)(1) of the Disclosure Schedule, no Material Customer or Material Supplier has notified any Seller of its intent to terminate an Assumed Contract to which it is a party to or to assert any right to renegotiate or repudiate the terms or conditions of such Assumed Contract or any portion thereof.

Section 8.    The introductory language set forth in Section 4.22 of the Agreement is hereby deleted in its entirety and replaced with the following:

Except as set forth in Section 4.22 of the Disclosure Schedule, since December 31, 2016, unless stated otherwise, each Seller has conducted its operations and the Business in the ordinary course consistent with past practices, and no Seller has:

Section 9.    Clause (g) in Section 4.22 of the Agreement is hereby deleted in its entirety and replaced with the following:

(g)    received any cancellation notice or notice of non-renewal or reduced the overall pricing or made any change to the detriment of such Seller, with respect to any Contract with a Material Customer;

Section 10.    Section 6.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.7    Seller Insurance. Seller shall maintain an errors and omissions insurance policy covering the Business through the Closing Date for a period of not less than three years following the Closing Date, and shall pay in advance the premiums for maintaining such policy during such period. The Insurance Holdback Amount shall consist of (i) $41,437.50 (the “First Insurance Payment”), which shall equal the errors and omissions policy premium payable for eighteen (18) months of coverage immediately following the Closing Date and (ii) $41,437.50 (the “Second

Insurance Payment”), which shall equal the errors and omissions policy premium payable for an additional eighteen (18) months of coverage following the coverage provided for in clause (i). The First Insurance Payment shall be released by Buyer upon delivery of evidence of payment of the premium for eighteen (18) months of coverage immediately following the Closing Date and the Second Insurance Payment shall be released by Buyer upon delivery of evidence of payment of the premium for the additional eighteen (18) months of coverage following the coverage provided for in clause (i). From and after the Closing Date, Sellers shall use commercially reasonable efforts to prosecute claims and receive coverage under such errors and omissions insurance policy to the extent any Buyer Party incurs any damages or losses in connection with matters arising prior to the Closing and covered by such errors and omissions insurance policy.

Section 11.    The Disclosure Schedule delivered by Sellers to Buyer concurrently with execution and delivery of the Agreement on February 27, 2017 is hereby superseded in its entirety by Exhibit A attached to this Amendment and each and every reference in the Agreement to a section of the Disclosure Schedule shall instead refer to the corresponding section of Exhibit A attached to this Amendment. Further, each reference in the Agreement to a Schedule shall instead refer to the corresponding Schedule attached to this Amendment.

Section 12.    Certain of the Business Employees are holders of Class C Common Shares of RGV (the “Class C Holders”), and shall be entitled to a distribution from RGV (the “Class C Distribution”) upon the consummation of the transactions contemplated in the Agreement. A true and correct list of the Class C Holders is set forth on Section 4.4(a) of the Disclosure Schedule. Pursuant to The Rainmaker Group Ventures, LLC 2016 Class C Share Award Plan, the Class C Distributions shall be held in escrow by RGV for a period of one year and will be released to each Class C Holder upon the satisfaction of certain conditions (and subject to certain exceptions) related to continued employment of each such Class C Holder for a period of one year following the Closing. In furtherance of the foregoing, with respect to any Class C Holder that is hired by a Buyer Party, Sellers shall have the right, upon reasonable request, to verify and confirm the employment status of such Class C Holder (and request other reasonably necessary information) to determine such Class C Holder’s eligibility to receive its Class C Distribution. Notwithstanding anything to the contrary herein or in the Agreement, none of the Buyer Parties shall have any liability or responsibility whatsoever in respect of The Rainmaker Group Ventures, LLC 2016 Class C Share Award Plan or any Class C Distributions due thereunder.

Section 13.     Each of the Seller Parties acknowledges and agrees that the representations and warranties set forth in Article 4 of the Agreement, as qualified by the amended Disclosure Schedules, are hereby given again to the Buyer effective for all purposes as of the Closing Date (except to the extent any such representation or warranty expressly by its terms is specifically intended to speak as of any earlier date).

Section 14.    As amended hereby, the Agreement is hereby ratified, confirmed and approved in all respects.

Section 15.    This Amendment may be executed and delivered by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties has signed this Amendment, or has caused this Amendment to be signed by its duly authorized officer, as of the date first above written.
PARENT:
REALPAGE, INC.

By:    /s/ Stephen T. Winn
Name:    Stephen T. Winn
Title:    Chief Executive Officer
BUYER:
RP NEWCO XX LLC
By: RealPage, Inc., its sole member

By:    /s/ Stephen T. Winn
Name:    Stephen T. Winn
Title:    Chief Executive Officer

SELLERS:
THE RAINMAKER GROUP HOLDINGS, INC.

By:    /s/ Bruce A. Barfield
Name:     Bruce A. Barfield
Title:    President

THE RAINMAKER GROUP VENTURES, LLC

By:    /s/ Bruce A. Barfield
Name:     Bruce A. Barfield
Title:    Chief Executive Officer

THE RAINMAKER GROUP REAL ESTATE, LLC

By: The Rainmaker Group Holdings, Inc., it Manager

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: President

THE RAINMAKER GROUP – RENT JUNGLE LLC

By: The Rainmaker Group Holdings, Inc., it Manager

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: President

THE RAINMAKER GROUP DATA, LLC

By: The Rainmaker Group Holdings, Inc., it Manager

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: President

SELLER OWNERS:

/s/ Bruce A. Barfield
Bruce A. Barfield

/s/ Tamara Farley
Tamara Farley

THE BRUCE ALAN BARFIELD TRUST, dated as of December 27, 2011

By:    /s/ Douglas Krevolin
Name: Douglas P. Krevolin
Title: Trustee

THE TAMARA TANNER FARLEY TRUST, dated as of December 27, 2011

By:    /s/ Douglas Krevolin
Name: Douglas P. Krevolin
Title: Trustee

/s/ John C. Alexander
John C. Alexander

REPRESENTATIVE:

/s/ Bruce A. Barfield
Bruce A. Barfield, in his capacity as Representative

HOSPITALITY SUBSIDIARIES:
THE RAINMAKER GROUP LAS VEGAS, LLC

By: The Rainmaker Group Holdings, Inc., it Manager

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: President

THE RAINMAKER GROUP REVCASTER, LLC

By: The Rainmaker Group Holdings, Inc., it Manager

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: President

RAINMAKER GROUP ASIA PACIFIC, PTE. LTD.

By:    /s/ Bruce A. Barfield
Name: Bruce A. Barfield
Title: Director

By:    /s/ Tamara T. Farley
Name: Tamara T. Farley
Title: Director